                                                                     EXHIBIT 2.1


                   INTERNATIONAL MANUFACTURING SERVICES, INC.

                           RECAPITALIZATION AGREEMENT


      This RECAPITALIZATION AGREEMENT is made as of May 16, 1996, by and among INTERNATIONAL MANUFACTURING SERVICES, INC., a Delaware corporation (individually, "IMS Delaware" and together with the International IMS Entities (as hereinafter defined), the "Company"), MAXTOR CORPORATION ("Maxtor") and each of the investors listed on Exhibit A hereto (each an "Investor", and collectively, the "Investors").

                                R E C I T A L S :

      A. IMS Delaware has been a wholly-owned subsidiary of Maxtor since 1994. The Company, Maxtor, Prudential Private Equity Investors III, L.P. ("Prudential"), and Oak Investment Partners VI, L.P. and Oak VI Affiliates Fund, L.P. (collectively, "Oak") intend to enter into a series of related transactions pursuant to which (i) IMS Delaware will acquire, either directly or indirectly, all outstanding stock of three related subsidiaries of Maxtor, IMS International Manufacturing Services Limited, an exempted company incorporated in the Cayman Islands ("IMS Cayman"), IMS International Manufacturing Services (Thailand) Limited, a company organized under the laws of Thailand ("IMS Thailand"), and Maxtor (Hong Kong) Limited, a company organized under the laws of Hong Kong (IMS Hong Kong") (collectively, the "International IMS Entities"); (ii) IMS Delaware will repurchase a portion of its outstanding securities held by Maxtor in exchange for cash, a promissory note and a warrant to purchase Class A Common Stock of the Company; (iii) the Investors will invest portions of approximately $25,000,000 in debt and equity securities of the Company; (iv) IMS Delaware will obtain a revolving credit facility of approximately $32,000,000 (the "Senior Debt"); (v) IMS Delaware will grant to members of its management options to purchase Common Stock of IMS Delaware; and (vi) the certain members of management of IMS Delaware (each a "Manager", and collectively, the "Managers") will purchase shares of Class A Common Stock of the Company pursuant to separate stock purchase agreements.

      B. A Redemption Agreement between IMS Delaware and Maxtor of even date herewith (the "Redemption Agreement") provides for the repurchase by the Company from Maxtor of shares of the Company's outstanding Common Stock. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Redemption Agreement.

      C. This Agreement provides for the purchase by the Investors of an aggregate of 2,260,000 shares of the IMS Delaware's Class A Common Stock, par value $0.001 per share, and no shares of IMS Delaware's Class B Common Stock, par value $0.001 per share (the Class A Common Stock and Class B Common Stock of IMS Delaware hereinafter referred to collectively as the "Common Stock"), 2,327,050 shares of IMS Delaware's 10% Series A Convertible Preferred Stock, par value $0.001 per share, and 1,672,950 shares of IMS Delaware's 10% Series B Convertible Preferred Stock, par value $0.001 per share (the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock hereinafter referred to collectively as the "Preferred Stock"), and $12,500,000 principal amount of 12% junior subordinated promissory notes (the "Subordinated Notes").



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      Prudential and Oak shall have the right to reallocate their respective obligations to purchase shares of the Common Stock, the Preferred Stock and the Subordinated Notes to additional investors prior to the Closing, provided that each such additional investor shall execute a counterpart signature page hereto. Each such additional investor shall be deemed an "Investor" as used herein and Exhibit A shall be amended accordingly to reflect each such reallocation.


                                A G R E E M E N T

      In consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    SECTION 1

                   PURCHASE, SALE AND TERMS OF STOCK AND NOTES

      1.1 The Stock. IMS Delaware has authorized the issuance, sale and delivery of 2,260,000 shares of its Common Stock and 4,000,000 shares of its Preferred Stock (collectively, the "Stock") to the Investors at a price of $1.1061945 per share of Common Stock and $2.50 per share of Preferred Stock, such purchase price to be paid by each of the Investors by cashier's check or by wire transfer of immediately available funds in the respective amounts set forth in Exhibit A hereto. Immediately prior to the Closing (as defined in Section 1.4 hereof), IMS Delaware shall file a Restated Certificate of Incorporation with the Secretary of State of the State of Delaware in substantially the form attached hereto as Exhibit B.

      1.2 The Notes. IMS Delaware has authorized the issuance, sale and delivery of its Subordinated Notes in the aggregate principal amount of $12,500,000, to be dated the date of issuance, and to bear interest at the rate of twelve percent (12%) per annum. The Subordinated Notes shall be prepayable at any time at the election of IMS Delaware, and shall in any event be subject to repayment of principal on the anniversary of their date of issuance occurring in 2004. The Subordinated Notes shall have substantially the terms described in the term sheet attached as Exhibit C hereto.

      1.3 The Securities. The Subordinated Notes and the Stock are sometimes referred to herein collectively as the "Securities."

      1.4 The Closing of the Purchase and Sale of Stock and Notes. The sale and purchase of the Stock and Subordinated Notes shall take place at a closing (the "Closing") to be held at Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California at 10:00 a.m., Pacific Time, on May 31, 1996, or such other place or time as IMS Delaware, Maxtor and the Investors may fix (the date on which the Closing occurs being referred to herein as the "Closing Date"). At the Closing, against payment to IMS Delaware by cashier's check or by wire transfer of immediately available funds, IMS Delaware will deliver certificates for the Stock and the Subordinated Notes in the principal amounts sold, all in the


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amounts set forth opposite the Investors' respective names in Exhibit A hereto.
At the Closing, the parties will also enter into a Stockholders Agreement in substantially the form of Exhibit D hereto.

      1.5 Legends. In addition to any other legends required by the Stockholders Agreement or otherwise, the certificates representing all Securities shall be conspicuously endorsed as follows:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER, THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.

                                    SECTION 2

                 REPRESENTATIONS AND WARRANTIES OF IMS DELAWARE

      IMS Delaware represents and warrants to each Investor that, as of the date of this Agreement and as of the Closing Date:

      2.1 Corporate Status. IMS Delaware is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the International IMS Entities is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has made available to the Investors true and complete copies of the Certificate of Incorporation (or like charter document) and Bylaws (or like charter document) of IMS Delaware and each of the International IMS Entities, and all amendments thereto, if any. Such documents, in such form, are in effect as of the date hereof and will be in effect as of the Closing Date, other than the Certificate of Incorporation and Bylaws of IMS Delaware, which will be amended and restated pursuant to Section 5.23 hereof.

      2.2 Corporate Authorization. IMS Delaware has taken all corporate action required to authorize the execution and delivery of this Agreement, the Stockholders Agreement and the documents and instruments to be executed by the Company in connection herewith and the issuance of the Securities to the Investors. This Agreement has been duly executed and delivered and, when executed, the Stockholder's Agreement and each such other document or instrument will be duly executed by IMS Delaware, and this Agreement and each such other document or instrument represent legal, valid and binding obligations of IMS Delaware, enforceable against it in accordance with their respective terms.

      2.3 Securities. The Stock, when issued and upon payment of the purchase price therefor, will be duly authorized, validly issued, fully paid and non-assessable. Upon the Closing, IMS Delaware will have outstanding 4,460,000 shares of Common Stock and 4,000,000 shares of Preferred Stock. In addition, IMS Delaware will have reserved up to 2,235,000 shares of Common Stock for issuance on


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exercise of the options to acquire Common Stock described in Section 2.4 below, and up to 200,000 shares of Common Stock for issuance upon exercise of the Maxtor Warrant. Except as set forth above, there are no outstanding options, warrants or other rights to purchase any of the IMS Delaware's authorized and unissued capital stock. Except as set forth in the Stockholders Agreement, the issuance by IMS Delaware of its securities will not be subject to any preemptive rights or rights of first refusal, and IMS Delaware is not under any contractual obligation to register under the Securities Act of 1933, as amended (the "Securities Act"), any of its securities.

      2.4 Option Plans. As of the Closing Date, IMS Delaware will have adopted a 1996 Stock Option Plan (the "Stock Plan") in the form of Exhibit E hereto and authorized the grant of options to members of management of IMS Delaware and its subsidiaries, effective as of the Closing, to purchase up to 1,540,000 shares of Common Stock at an exercise price of $1.1061945 per share. Each stock option Agreement shall be in the form of one of the forms attached to the Stock Plan. The allocation of stock options among the members of management and the applicable form of stock option Agreement shall be as set forth in a schedule agreed upon by the parties. The Company will have reserved as of the Closing Date a total of 2,235,000 shares of Common Stock for issuance upon exercise of options to be granted pursuant to the Stock Plan.

      2.5 Authority Regarding and Binding Nature of Transactional Agreements. Each of IMS Delaware, the Holding Companies and the International IMS Entities has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party. The execution, delivery and performance by each of IMS Delaware, the Holding Companies and the International IMS Entities of the Transactional Agreements to which it is or may become a party have been, or prior to the Closing will be, duly authorized by all necessary action on the part of IMS Delaware, the Holding Companies or any of the International IMS Entities, as the case may be, and their respective stockholders and boards of directors. The Redemption Agreement constitutes the legal, valid and binding obligation of IMS Delaware, enforceable against it in accordance with its terms. Upon the execution and delivery of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which IMS Delaware or any of the International IMS Entities is a party will constitute the legal, valid and binding obligation of IMS Delaware and the International IMS Entities, as the case may be, and will be enforceable against them in accordance with its terms.

      2.6 Redemption Agreement Representations and Warranties. Each of the representations and warranties contained in Sections 2.1 and 3 of the Redemption Agreement as they pertain to the Company are true and correct as though made in this Agreement.




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                                    SECTION 3

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

      Each Investor severally, and not jointly, represents and warrants that:

      3.1 Authorization. Such Investor has full legal capacity, power and authority to execute and deliver this Agreement, the Stockholders' Agreement and the other documents and instruments to be executed by it pursuant hereto and to perform its obligations hereunder and thereunder. This Agreement, the Stockholders' Agreement and each such other document or instrument have been duly executed and delivered by such Investor and are the legal, valid and binding obligations of such Investor enforceable against it in accordance with their respective terms.

      3.2 Restricted Securities. Such Investor has been advised that the Securities have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Such Investor is aware that IMS Delaware is under no obligation to effect any such registration with respect to the Securities (except solely to the extent provided in the Stockholders' Agreement attached hereto as Exhibit D) or to file for or comply with any exemption from registration. Such Investor is purchasing the Securities to be acquired by such Investor hereunder for its own account for investment and not with a view to, or for resale in connection with, the distribution thereof. Such Investor has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Such Investor is an accredited investor as that term is defined in Regulation D under the Securities Act.

      3.3 Access to Information. Such Investor acknowledges that IMS Delaware has given such Investor access to the corporate records and accounts of the Company, has made its officers and representatives available for interview by such Investor, and has furnished such Investor with all documents and other information required for such Investor to make an informed decision with respect to the purchase of the Securities. Without limiting the generality of the foregoing, such Investor acknowledges that IMS Delaware has furnished such Investor with copies of the Redemption Agreement and the other documents contemplated by the Redemption Agreement.

      3.4 Control of Securities. As a result of and immediately following the Closing (all terms enclosed in quotation marks in this Section 3.4 having the meanings set forth in the regulations set forth at 16 CFR Part 800 (the "Regulations"), promulgated by the Federal Trade Commission under Section 7A of the Clayton Act, 15 U.S.C. 18A, as added by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act")):

            (a) Each Investor is an "acquiring person."



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            (b) Each Investor is an "entity" not "controlled" by any other
"entity" and is therefore an "ultimate parent entity."

            (c) Each Investor will not "hold" an aggregate total amount of the "voting securities" and "assets" of the "acquired person" in excess of $15 million.

            (d) Each Investor will not "hold" "assets" of the "acquired person" valued at more than $15 million.

            (e) Each Investor will not "hold" "voting securities" conferring "control" of the "acquired person" or any "issuer" controlled by the "acquired person."

            (f) No Investor is a party to or aware of any agreement, other than the Stockholders Agreement, with regard to the voting of the securities of the "acquired person."

            (g) No Investor is a party to or aware of any transaction or other device entered into or employed for the purpose of avoiding the obligation to comply with the requirements of the HSR Act.

                                    SECTION 4

                                    COVENANTS

      4.1 Access And Investigation. Maxtor and the Company shall ensure that, at all times prior to the Closing:

            (a) Each Investor and its Representatives and the Representatives of the Lender providing the Senior Debt are given free and complete access to the Company's Representatives, facilities, personnel and assets and to all existing books, records, financial statements, Tax Returns, work papers and other documents and information relating to the Company and the Business;

            (b) Each Investor and its Representatives is provided such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Company and its business as such Investor may request in good faith; and

            (c) The Company and its Representatives compile and provide each Investor and its Representatives with such additional financial, operating and other data and information relating to the Company and its business as such Investor may request in good faith.

      4.2 Operation of Business. Maxtor and the Company shall ensure that, prior to the Closing, without the written consent of a majority in interest of the
Investors:

            (a) Maxtor does not directly or indirectly sell or otherwise transfer, and does not agree, commit or offer (in writing or otherwise) to sell or otherwise transfer, any capital stock in IMS



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Delaware, the Holding Companies or any of the International Entities or any
interest in or right relating to any such capital stock, except for the actions described on Part 3.3 of the Disclosure Schedule of the Redemption Agreement as the Reorganization Actions;

            (b) Maxtor does not permit, and does not agree, commit or offer (in writing or otherwise) to permit, any capital stock of IMS Delaware, the Holding Companies or any of the International Entities to become subject, directly or indirectly, to any Encumbrance;

            (c) The Company conducts its operations exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement, except for the investment of capital equipment described in Section 4.10;

            (d) The Company (i) uses reasonable commercial efforts to preserve intact its current business organization, (ii) keeps available the services of its current officers and employees, (iii) uses its reasonable commercial efforts to maintain its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with the Company, and (iv) promptly repairs, restores or replaces any material assets that are destroyed or damaged;

            (e) The Company keeps in full force all of its insurance policies;

            (f) The Investors are notified immediately of any proposal, offer or invitation to negotiate from any Person relating to any Acquisition Transaction;

            (g) Except for the actions described on Part 3.3 of the Disclosure Schedule to the Redemption Agreement as Reorganization Actions, the Company does not (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or
(ii) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

            (h) The Company does not sell or otherwise issue any shares of capital stock or any other securities;

            (i) The Company does not effect or become a party to any Acquisition Transaction;

            (j) Except for the actions described on Part 3.3 of the Disclosure Schedule to the Redemption Agreement as Reorganization Actions, the Company does not form any subsidiary or acquire any equity interest or other interest in any other Entity, other than the acquisition either directly or indirectly of all outstanding stock of the International IMS Entities;

            (k) The Company does not enter into or permit any of its assets to become bound by any Contract, except in the Ordinary Course of Business;



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            (l) Except for the Stock Plan, the Company does not establish or adopt any Employee Benefit Plan, or, except in the Ordinary Course of Business, pay any bonus or make any profit-sharing or similar payment to, or, except in the Ordinary Course of Business, increase the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;

            (m) The Company does not change any of its methods of accounting or accounting practices in any respect except as required by a concurrent change in GAAP;

            (n) The Company does not commence or settle any Proceeding, except with respect to such matters as would not have a material impact on the business of the Company;

            (o) The Company does not enter into any transaction or take any other action of the type referred to in Section 3.5 of the Redemption Agreement;

            (p) The Company does not enter into any transaction or take any other action outside the Ordinary Course of Business;

            (q) The Company does not enter into any transaction or take any other action that might cause or constitute a Breach of any representation or warranty made by Maxtor or the Company in this Agreement or in the Closing Certificate;

            (r) The Company does not enter into or amend any existing transaction with any Related Person (including Maxtor), except to the extent specifically contemplated by the Transactional Documents or the actions described on Part 3.3 of the Disclosure Schedule to the Redemption Agreement as the Reorganization Actions; and

            (s) The Company does not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses "(i)" through "(r)" of this Section 4.2.

      4.3 Filings And Consents. Each of IMS Delaware, Maxtor and the Investors shall take all appropriate actions to make or obtain any filing, notice or Consent that it is required to make or obtain in connection with the Transactions contemplated herein, and shall cooperate with the other parties by providing any documents or assistance they may reasonably require to make or obtain any filing, notice or Consent required in connection with the Transactions contemplated hereunder. In particular, IMS Delaware shall take all reasonable steps to obtain from the California Department of Corporations a Permit for Qualification pursuant to Section 25113 of the California Corporate Securities Law to issue the Subordinated Notes.

      4.4   Notification; Updates To Disclosure Schedule.

            (a) Prior to the Closing, IMS Delaware and Maxtor shall promptly notify each Investor in writing of:




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
                (i) The discovery by Maxtor or IMS Delaware of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by IMS Delaware in this Agreement or made by Maxtor in the Redemption Agreement;

               (ii) Any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by IMS Delaware in this Agreement or made by Maxtor in the Redemption Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

               (iii) Any Breach of any covenant or obligation of Maxtor or IMS Delaware; and

               (iv) Any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Sections 5 or 6 of this Agreement or Sections 7 or 8 of the Redemption Agreement impossible or unlikely.

            (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 4.4 requires any change in the Disclosure Schedule to the Redemption Agreement, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Maxtor and IMS Delaware shall promptly deliver to the Investors an update to the Disclosure Schedule specifying such change; provided, however, that any update to the Disclosure Schedule so delivered to the Investors shall not be deemed to amend the representations and warranties of Maxtor or the Company unless the Investors accept in writing any such updates. The Investors may terminate this Agreement without liability if they determine in good faith that any such update to the Disclosure Schedule involves a change in the Company's circumstances or its rights or other information that materially adversely affects their investment decision.

      4.5 No Negotiation. Until the earlier of the Closing or the termination or expiration of this Agreement, neither Maxtor nor IMS Delaware will (nor will Maxtor or the Company permit any of their respective Representatives to) directly or indirectly, take any of the following actions with any party other than the Investors and their designees:

            (a) Solicit, conduct discussions with or engage in negotiations with any Person, relating to the possible acquisition of IMS Delaware or any International IMS Entity (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) (an "Alternative Acquisition") or any material portion of its or their capital stock or assets (an "Equity Transaction");




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

            (b) Provide information with respect to the business of IMS Delaware or any International IMS Entity to any Person, other than the Investors or their designees, relating to any Alternative Acquisition or Equity Transaction;

            (c) Enter into an Agreement with any Person, other than the Investors, providing for any Alternative Acquisition or Equity Transaction; and

            (d) Make or authorize any statement, recommendation or solicitation in support of any Alternative Acquisition or Equity Transaction by any Person, other than by the Investors.

If Maxtor or IMS Delaware (or any of their respective officers, directors, agents, representative or affiliates) receives on or after the date hereof any bona fide offer or proposal relating to any of the above, Maxtor shall immediately notify the Investors thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be.

      4.6 Confidentiality. Prior to the Closing, none of IMS Delaware, Maxtor, any Investor, or any of their Representatives shall issue or disseminate any press release or other publicity or otherwise make any disclosure of any nature (including to any supplier, customer, landlord, creditor or employee of the Company) regarding any of the Transactions, except to the extent required to obtain Consents necessary to consummate the Transactions, to the extent necessary to obtain the Senior Debt or to the extent that such party is required by law to make any such disclosure. If any party is required by law to make any such disclosure, it shall distribute copies to all other parties prior to actual public release. For a period of thirty (30) days following the Closing, any party that proposes to issue or disseminate any press release or other publicity regarding any of the Transactions shall distribute copies to all other parties prior to actual public release, and shall reasonably consider requested changes thereto that another party may make.

      4.7 Reasonable Commercial Efforts. Prior to the Closing, IMS Delaware, Maxtor and the Investors shall use reasonable commercial efforts to cause the conditions set forth in Sections 5 and 6 of this Agreement and Sections 7 and 8 of the Redemption Agreement to be satisfied on a timely basis. As the sole stockholder of IMS Delaware, Maxtor shall use its best efforts to cause IMS Delaware to perform its obligations under this Agreement.

      4.8 Redemption Agreement. Maxtor and IMS Delaware shall not terminate the Redemption Agreement unless this Agreement is first terminated pursuant to
Section 7.5 hereof. Maxtor and IMS Delaware covenant to the Investors to perform their respective obligations under the Redemption Agreement and not to amend, waive any provision of or terminate the Redemption Agreement without the written consent of a majority in interest of the Investors.

      4.9 Audited March 30 Financial Statements.

            (a) As soon as practicable after March 30, 1996, but in any event prior to the Closing Date, Maxtor shall cause IMS Delaware to prepare and deliver to the Investors audited consolidated




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

balance sheets of IMS Delaware and the International IMS Entities (and/or any predecessors, if appropriate) as of March 30, 1996 (the "Combined Balance Sheet") and 1995 and related statements of operations and cash flows for the three fiscal year periods ended March 30, 1996 (collectively, the "Audited Financial Statements"). The Combined Balance Sheet shall contain only those assets and those liabilities in nature and amount appropriate for the normal operation of the Business in the ordinary course. The Audited Financial Statements (i) shall be prepared in accordance with GAAP consistent with the prior audited financial statements included in the Financial Statements, (ii) shall satisfy the U.S. Securities and Exchange Commission's requirements under Regulation S-X, and (iii) shall not differ materially from the Unaudited Financial Statements. In the event that the Audited Financial Statements do not comply with the requirements of the foregoing sentence, the Investors shall be entitled to terminate this Agreement.

            (b) Notwithstanding the foregoing, if the Closing shall not have occurred prior to June 29, 1996, then Maxtor shall cause IMS Delaware to deliver, in addition to the Audited Financial Statements referred to in Section 4.9(a), an unaudited consolidated balance sheet of IMS Delaware, the Holding Companies and the International IMS Entities (and/or any predecessors, if appropriate) as of June 29, 1996, and related statements of operations and cash flows for the three month period then ended. In such event, such June 29, 1996 financial statements shall (i) be prepared in accordance with GAAP applied on a consistent basis with the Audited Financial Statements, (ii) present fairly the financial position of the Company as of the date thereof and the results of operations and cash flows of the Company for the period covered thereby, (iii) be correct and complete in all material respects, and (iv) be consistent with the books and records of the Company.

      4.10 Reimbursement of Maxtor Advances. Prior to the Closing Date, Maxtor shall provide to the Company and the Investors a schedule of expenditures made by the Company out of intercompany advances from Maxtor or by Maxtor on behalf of the Company subsequent to January 1, 1996, to enable the Company to continue to operate and to expand the Business. Such schedule shall be satisfactory in form and substance to the Company and the Investors. Maxtor warrants that all such expenditures were incurred for the foregoing purpose and in arm's-length transactions of a commercially reasonable nature. At the Closing, the Company agrees to reimburse Maxtor for such intercompany advances or expenditures in an aggregate amount not to exceed $1,000,000. Additionally, at the Closing, Maxtor agrees to waive and deem as canceled any such intercompany advances or expenditures that exceed $1,000,000; provided, however, that in the event that the Closing is delayed beyond June 30, 1996, and the $1,000,000 limitation will impair the start-up of the Company's facility in the People's Republic of China, Maxtor, the Investors and the Company shall negotiate in good faith as to any excess amount appropriate for reimbursement.

      4.11 Environmental Condition. Prior to the Closing, the Company and the Investors shall have obtained, investigated and approved in their discretion such reports and information concerning (i) the Hazardous Materials Activities of the Company, (ii) the Hazardous Materials disposal practices of Company,
(iii) the presence or absence of Contamination on any present or past Company facility, and (iv) the Applicable Environmental Health and Safety Requirements and the contracts applicable to the Company, its facilities and its Hazardous Materials Activities (collectively, the "Environmental Matters") as they deem reasonably necessary. Prior to Closing, the Company and the Investors and their consultants and other representatives (i) shall have the right to enter upon any Company facility to conduct such inspections and tests and taking such soil and groundwater samples as it shall deem necessary, and (ii) shall have access to all records in the possession or under the control of the Company or Maxtor relating to the Environmental Matters. If such investigation discloses any Matter which violates a representation set forth in the Redemption Agreement or which, in the discretion of the Investors could aversely affect the Company or its operations, then the Investors shall so notify Maxtor. Thereafter, Maxtor and the Investors shall negotiate in good faith to resolve the matter to the satisfaction of both parties. If no resolution of the matter acceptable to the Investors is achieved on or before the earlier of the Closing or August 15, 1996, then the Investors will have the right to terminate this Agreement and the transactions contemplated hereby.

      4.12 Restricted Actions. So long as (a) at least (1) 25% of (i) the Preferred Stock and (ii) shares of Class A Common Stock or Class B Common Stock issued or issuable upon conversion of Preferred Stock, (iii) shares of Class A Common Stock issued or issuable upon conversion of shares of Class B Common Stock and (iv) shares of Class B Common Stock issued or issuable upon conversion of share of Class A Common Stock (collectively, the "Conversion Stock") or (2) 25% of the principal amount of the Subordinated Notes remain outstanding and (b) the Investors collectively own at least such percentage of such shares or notes, without the prior written consent of the holders of (A) two-thirds of the then outstanding Preferred Stock and Conversion Stock, taken together and (B) if any Subordinated Notes shall be outstanding, the holders of not less than 66-2/3% in principal amount of the Subordinated Notes then outstanding, the Company shall not:

            (a) take any action that would constitute a Voting Event (as defined in the Certificate of Incorporation), regardless of whether such Voting Event would otherwise be subject to a vote of the shareholders of the Company;

            (b) repurchase or redeem (or make any funds available for the purchase or redemption of) any shares of capital stock, or options, warrants or other rights to acquire shares of capital stock, of the Company, other than pursuant to (i) Article Fourth, subdivision I of the Certificate of Incorporation, (ii) the terms of any employment agreement, stock option plan, restricted stock purchase plan or agreement or similar arrangement between the Company and any employee approved by a majority of the board of directors of the Company or (iii) the Redemption Agreement;

            (c) incur or permit to exist obligations for borrowed money of the Company, in the aggregate, in excess of $50,000,000 (other than the Maxtor Notes and Subordinated Notes);

            (d) engage in any transaction with any Affiliate other than (i) a normal employment relationship, (ii) granting (and allowing the exercise of and/or (subject to Section 4.12(b)) repurchase of shares issuable upon exercise
of) employee stock options pursuant to the Stock Plan relating to up to 2,235,000 shares of Common Stock, (iii) as specifically contemplated herein and in the Redemption Agreement, the Transactional Agreements, the Manufacturing Services Agreement or the Transition Services Agreement or (iv) on terms and conditions which are no less favorable to the Company as would result from an arm's length transaction;

            (e) become subject to any agreement or instrument which by its terms would (under any circumstances) restrict the Company's right to comply with the terms of this Agreement, the Redemption Agreement, any of the Transactional Agreements, the Certificate of Incorporation or its Bylaws;

            (f) enter into any merger, combination, consolidation, reorganization, recapitalization, liquidation or other similar transaction of the Company or any agreement with respect to any of the foregoing, other than a transaction for the purpose of changing the Company's domicile;

            (g) sell, lease, convey or otherwise dispose of, in a single transaction, all or substantially all of the Company's assets, as measured by book value;

            (h) amend the Certificate of Incorporation or Bylaws, or alter the rights, preferences and privileges of the Subordinated Notes or the Preferred Stock;

            (i) issue any additional shares of capital stock or other equity securities, or any warrants, options or other rights to purchase equity securities at a price per share equal to or less than the price of the Preferred Stock (except pursuant to the Stock Plan and upon conversion of any Preferred Stock or Common Stock);

            (j) acquire any other business for consideration in excess of $1,000,000;

            (k) enter into any business other than the Business.

      4.13 Required Actions. So long as (i) at least (1) 25% of the Preferred Stock and Conversion Stock or (2) 25% of the principal amount of the Subordinated Notes remain outstanding and (ii) the Investors collectively own at least such percentage of such shares or notes, the Company shall:

            (a) maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its business;

            (b) maintain and keep its properties in good repair, working order and condition, and make all necessary or desirable repairs, renewals and replacements, so that its business may be properly and advantageously conducted at all times;

            (c) pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies which if unpaid would by law become a lien upon any of its property, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP consistently applied) have been established on its books with respect thereto;

            (d) comply with all other material obligations which it incurs pursuant to any contract or agreement (including the Subordinated Notes), whether oral or written, express or implied, as such obligations become due, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP consistently applied) have been established on its books with respect thereto;

            (e) comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which could have a Material Adverse Effect;

            (f) maintain with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are customary for Comparable Entities; and

            (g) maintain proper books of record and account which fairly present its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP consistently applied.

                                    SECTION 5

                       CONDITIONS TO CLOSING OF INVESTORS

      Each Investor's obligations to purchase the Securities at the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions:

      5.1 Representations and Warranties Correct. The representations and warranties made by IMS Delaware and the other Investors in Sections 2 and 3 hereof, as the case may be, shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on such date.

      5.2 Covenants. All covenants, agreements and conditions contained in this Agreement and the Redemption Agreement to be performed by IMS Delaware and the Investors on or prior to the Closing Date shall have been performed or complied with.

      5.3 Compliance Certificate. IMS Delaware shall have delivered to the Investors a certificate of IMS Delaware executed by the President of IMS Delaware dated as of the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 5.1 and 5.2 of this Agreement.

      5.4 Secretary's Certificate. IMS Delaware shall have delivered to the Investors a certificate executed by the Secretary of IMS Delaware dated as of the Closing Date, certifying as to the following matters: (i) resolutions adopted by the transactions contemplated by this Agreement; (ii) Certificate of Incorporation (or like charter document) of IMS Delaware and each of the International IMS Entities, (iii) Bylaws (or like charter document) of IMS Delaware and each of the International IMS Entities; (iv) incumbency of officers of IMS Delaware and each of the International IMS Entities, and (v) such other matters as the Investors may reasonably request.

      5.5 Good Standing Certificates. IMS Delaware shall have delivered to the Investors certificates dated as of a recent date issued by the Secretary of State of the State of Delaware and each of the jurisdictions in which the International IMS Entities are organized to the effect that IMS Delaware or such International IMS Entity, as the case may be, is legally existing and in good standing (to the extent such concepts have legal meaning in such jurisdictions).

      5.6 Stockholders Agreement. The Stockholders Agreement shall have been executed and delivered by IMS Delaware, Maxtor and the Investors and shall be in full force and effect as of the Closing.

      5.7 HEA Side Letter. The Company and the Investors shall have received a letter from Hyundai Electronics America ("HEA") in substantially the draft form previously supplied to the Investors, indicating that HEA has not elected and will not elect push-down accounting treatment with respect to the acquisition of Maxtor by HEA.

      5.8 Senior Debt. IMS Delaware shall have established credit facilities (or at the Closing shall have established) for $32,000,000 of Senior Debt on terms and conditions satisfactory to a majority in interest of the Investors.

      5.9 Redemption Agreement. IMS Delaware and Maxtor shall have entered into the Redemption Agreement, and all of the conditions to the Company's and Maxtor's obligations (other than the closing of the transactions hereunder) shall have been satisfied or waived by such party; provided, however, that the Company shall not waive any such condition or obligation without the prior written consent of the Investors.

      5.10 HSR Act. If a filing shall be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the waiting period thereunder shall have been terminated or expired.

      5.11 Permit to Issue Subordinated Notes. IMS Delaware shall have obtained from the California Department of Corporations a Permit for Qualification pursuant to Section 25113 of the California Corporate Securities Law to issue the Subordinated Notes.

      5.12 Blue Sky. IMS Delaware shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Common Stock, Preferred Stock and Subordinated Notes pursuant to this Agreement or the Common Stock issuable upon conversion of the Preferred Stock.

      5.13 Governmental Authorizations, etc. All material governmental authorizations, consents, approvals, exemptions or other actions required to issue or purchase the Securities pursuant to this Agreement, and for the conduct of the Business following the Closing, shall have been obtained and shall be in full force and effect unless the failure to obtain such authorizations, consents, approvals, exemptions or other actions would not have a Material Adverse Effect.

      5.14 Audited Financial Statements. The Investors shall have received the Audited Financial Statements, which shall be in form and substance satisfactory to the Investors.

      5.15 No Material Adverse Change. There shall have been no Material Adverse Change since the date of the Unaudited Balance Sheet and, if the Closing has not occurred prior to June 29, 1996, the results set forth in the financial statements as of and for the period ended June 29, 1996, delivered pursuant to
Section 5.4(b) of the Redemption Agreement shall not differ materially from the results for such period set forth in the financial projections provided to the Investors on or prior to the date hereof and attached as Schedule 7.4 to the Redemption Agreement.

      5.16 No Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal.

      5.17 Opinion of Company Counsel. Wilson Sonsini Goodrich & Rosati, P.C., counsel to IMS Delaware, shall have delivered an opinion addressed to the Investors, dated the Closing Date, substantially in the form attached hereto as Exhibit F.

      5.18 Opinions Delivered Pursuant to Redemption Agreement. The opinions referred to in Section 7.5 of the Redemption Agreement shall have been delivered to the Company and the opinions of foreign counsel referred to in the Redemption Agreement shall also be addressed to the Investors.

      5.19 Board of Directors. The directors of the Company at the Closing shall be John A. Downer and Mark Rossi, as representatives of Prudential, Fredric W. Harman and one director to be designated by Oak prior to the Closing, as representatives of Oak, Patrick Verderico, as the representative of Maxtor, Robert G. Behlman, William Almon and one director to be designated by IMS Delaware prior to the Closing.

      5.20 Other Agreements. Maxtor and IMS Delaware shall have entered into the Manufacturing Services Agreement and the Transition Services Agreement, and each such agreement shall be in full force and effect as of the Closing Date.

      5.21 Accounting Treatment. IMS Delaware shall have received advice from the U.S. Securities and Exchange Commission that the transactions contemplated by the Transactional Agreements will be accounted for as a recapitalization for accounting purposes.

      5.22 Termination of Existing Options, Warrants and Other Rights. Any Option, warrant or other right to purchase capital stock of IMS Delaware or any of the International IMS Entities pursuant to any IMS Plan or otherwise shall have been canceled, redeemed or otherwise terminated on or prior to the Closing Date.

      5.23 Restated Certificate of Incorporation. The Certificate of Incorporation of IMS Delaware shall have been amended and restated as set forth in Exhibit B on or prior to the Closing Date and, as so amended, shall be in full force and effect.

      5.24 Restated Bylaws. The Bylaws of IMS Delaware shall have been amended and restated as set forth in Exhibit G on or prior to the Closing Date, and, as so amended, shall be in full force and effect.

      5.25 Transition to Consignment Relationship with Maxtor. The conversion of the commercial relationship between the Company and Maxtor from a turnkey basis to a consignment basis shall have been accomplished to the satisfaction of the Investors.

      5.26 Environmental Matters. Maxtor and the Investors shall have resolved all Environmental Matters as contemplated pursuant to Section 4.11 of this Agreement.

      5.27 Compensation of Employees. Prior to the Closing, Maxtor shall have paid to all employees, officers and directors of the Company, pursuant to the IMS Delaware Management Incentive Plan, all bonuses as agreed to between C.S. Park and Robert G. Behlman.

      5.28 Indemnification Agreements. Prior to the Closing, Maxtor and each of the officers and directors of IMS Delaware, each of the Holding Companies and each of the International IMS Entities shall have entered into indemnification agreements as contemplated by Section 5.7 of the Redemption Agreement and in form and substance satisfactory to the Investors.

      5.29 Reorganization Complete; Officers' Certificate. The Reorganization Actions set forth in Part 3.3 of the Disclosure Schedule to the Redemption Agreement shall have occurred, and Maxtor shall have delivered to the Investors a certificate executed by Glenn Stevens and Nathan Kawaye, dated as of the Closing Date, certifying that each of such Reorganization Actions has been accomplished.

                                    SECTION 6

                        CONDITIONS TO CLOSING OF COMPANY

      IMS Delaware's obligations to sell and issue the Securities at the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions:

      6.1 Representations. The representations made by the Investors in Section 3 hereof shall be true and correct in all material respects as of the Closing Date.

      6.2 Covenants. All covenants, agreements and conditions contained in this Agreement and the Redemption Agreement to be performed by the Investors on or prior to the Closing Date shall have been performed or complied with.

      6.3 Permit to Issue Subordinated Notes. IMS Delaware shall have obtained from the California Department of Corporations a Permit for Qualification pursuant to Section 25113 of the California Corporate Securities Law to issue the Subordinated Notes.

      6.4 HSR Act. If a filing shall be required under the HSR Act, the waiting period thereunder shall have been terminated or expired.

      6.5 Blue Sky. IMS Delaware shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Common Stock, Preferred Stock or Subordinated Notes pursuant to this Agreement or the Common Stock issuable upon conversion of the Preferred Stock.

      6.6 Governmental Authorizations, etc. All material governmental authorizations, consents, approvals, exemptions, or other actions required to issue or purchase the Securities pursuant to this Agreement and for the conduct of the Business following the Closing, shall have been obtained and shall be in full force and effect unless the failure to obtain such authorizations, consents, approvals, exemptions or other actions would not have a material adverse effect on the business, financial condition or results of operations of the Company, taken as a whole.

      6.7 Redemption Conditions. IMS Delaware and Maxtor shall have entered into the Redemption Agreement and all of the conditions to the obligations of the Company to close the transactions under the Redemption Agreement (other than the closing of the transactions hereunder) shall have been satisfied or waived by the Company.

                                    SECTION 7

                              INDEMNIFICATION, ETC.

      7.1   Survival Of Representations And Covenants.

            (a) The representations, warranties, covenants and obligations in this Agreement (including the representations and warranties incorporated herein pursuant to Section 2.6) and in the Redemption Agreement shall survive (without limitation): (i) the Closing and the sale of the Securities to the Investors,
(ii) the sale by Maxtor of shares in the Company to the Company; and (iii) the sale or dissolution of any party to this Agreement or the Redemption Agreement, and (except for those set forth in Sections 2.1, 3.1, 3.3, 3.14, 3.17, 3.21 and
5.7 of the Redemption Agreement and incorporated in this Agreement) shall expire on the second anniversary of the Closing Date. Those representations and warranties set forth in Sections 3.14 and 3.17 of the Redemption Agreement shall survive until 30 days after the expiration of the applicable statute of limitations period, and the representations, warranties, covenants and obligations set forth in Sections 2.1, 3.1, 3.3, 3.21 and 5.7 of the Redemption Agreement shall survive for an unlimited period of time. No Indemnitee shall be entitled to indemnification resulting from the Breach of a representation, warranty, covenant or obligation of Maxtor unless Maxtor has received during the applicable survival period a Claim Notice.

            (b) Notwithstanding the foregoing, if a Claim Notice relating to any representation, warranty, covenant or obligation is given to Maxtor on or prior to the second anniversary of the Closing Date (or such longer survival period as applicable), then, notwithstanding anything to the contrary contained in Section 7.1(a), such representation or warranty shall not so expire solely with respect to such claim, but rather shall remain in full force and effect until such time as each and every claim specifically set forth in such Claim Notice has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of Maxtor and the Company or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

            (c) For purposes of this Agreement and the Redemption Agreement, a "Claim Notice" relating to a particular representation or warranty shall be deemed to have been given if any Indemnitee, acting in good faith, delivers to Maxtor a written notice stating that such Indemnitee believes that there is or has been a possible Breach of a representation or warranty and containing (i) a brief description, providing reasonable detail, of the circumstances supporting such Indemnitee's belief that there is or has been such a possible Breach, and
(ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential c that have arisen and may arise as a direct or indirect result of such possible Breach.

            (d) For purposes of this Agreement, each representation, warranty covenant or obligation of Maxtor in the Redemption Agreement and each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule (to the extent such update is accepted by the Investors as contemplated by Section 5.3 of the Redemption Agreement) shall be deemed to be a representation, warranty, covenant or obligation of Maxtor in this Agreement.

            (e) Promptly after any Indemnitee (A) receives notice of any claim or Damages or the commencement of any action or proceedings against it, (B) has knowledge of any claim, Damages, action or proceeding against it, or (C) has knowledge of any matter or Damages for which it intends to seek indemnification hereunder, such Indemnitee shall, if a claim for reimbursement with respect thereto is to be made against Maxtor hereunder, give to Maxtor a Claim Notice relating to the possible Breach or the commencement of the action or proceeding; provided, however, that failure to give such notification shall not affect the indemnification hereunder except to the extent that Maxtor (X) is unable to defend or verify such claim solely as a result of such failure to notify or (Y) is required to pay a greater amount or incurs additional expense with respect thereto solely as a result of such failure to notify and then only to the extent of such excess.

      7.2   Indemnification By Maxtor.

            (a) Maxtor shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are connected with:

                  (i) Any Breach of any of the representations, warranties, covenants or obligations made by Maxtor in the Redemption Agreement (after giving effect to any update to the Disclosure Schedule) or in the Closing Certificate thereto, other than the representations and warranties set forth in
Section 3.14 of the Redemption Agreement, which shall be covered exclusively under Section 11.2 of the Redemption Agreement;

                  (ii) Any Breach of any representation, warranty, statement, information or provision contained in the Disclosure Schedule (after giving effect to any update to the Disclosure Schedule) or in any other document delivered or otherwise made available to the Investors, the Company or any of their Representatives by or on behalf of Maxtor or any Representative of Maxtor, other than the representations and warranties set forth in Section 3.14 of the Redemption Agreement, which shall be covered exclusively under Section 11.2 of the Redemption Agreement; or

                  (iii) Any Proceeding relating to any Breach, alleged Breach, Liability or matter of the type referred to in clauses "(i)" and "(ii)" above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 7).

            (b) Maxtor shall not be required to make any indemnification payment pursuant to Section 7.2(a) for any Breach of any of its representations and warranties (other than Breach of the representations and warranties contained in Sections 2.1, 3.1, 3.3, 3.21, 3.27 and 5.7 of the Redemption Agreement) until such time as, and only to the extent that, the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of its representations or warranties) that have been directly or indirectly suffered or incurred by Indemnitees, or to which Indemnitees have otherwise become subject, equals or exceeds the amount of $500,000 in the aggregate, in which case Maxtor will be liable for all such Damages including the first $500,000. The aggregate indemnification payments that Maxtor is required to make pursuant to Section 7.2(a) shall in no event exceed $17,500,000 (except in the case of a Breach of the representations and warranties contained in Sections 3.14, 3.17 and 5.7 of the Redemption Agreement in which case there shall be no maximum). In the event that the Company actually recovers amounts under insurance policies with respect to any loss (offset by any increase in insurance premiums or other insurance costs as a result of any claim with respect to any loss) or actually realizes a Tax benefit arising from the incurrence or payment of a loss, each as set forth in the definition of "Damages" in Section 1.1 of the Redemption Agreement, following Maxtor's payment of any Claim to which such insurance recovery or Tax benefit relates, Maxtor shall be promptly reimbursed by the party or parties indemnified (on a pro-rata basis) for the amount recovered or benefit realized. Maxtor shall not be required to pay any Claim more than once and in the event that a dispute arises between or among Indemnitees over payment of a Claim, Maxtor shall pay to the Company the amount claimed or the amount determined pursuant to Section 7.5 hereof and shall have no further liability with respect to such Claim.

            (c) The parties hereto acknowledge that notwithstanding the fact that an Indemnitee is not a party to this Agreement, such Indemnitee is entitled to the benefits of and to enforce all provisions hereof as an intended third party hereof.

            (d) The amount of Damages for which indemnification is provided under this Section 7.2 shall be net of any amounts recovered or recoverable by the Company or the Indemnitees under insurance policies.

            (e) Any amount payable by Maxtor pursuant to this Section 7.2 shall be reduced by any reduction in the income tax liability of the Company as a result of the payment or incurrence of Damages giving rise to such indemnity payment; provided that in computing any such reduction in Income Tax Liability, it shall be assumed that the Company (i) is subject to federal, state and local income tax at the highest marginal statutory rates (with respect to the income tax returns on which such reduction in income tax liability is reported) and
(ii) has sufficient income to utilize any deductions, credits (other than foreign tax credits, the use of which shall be determined on an actual basis) and other Tax benefits arising from such payment of Damages.

            (f) Maxtor, the Company and the other Indemnitees agree to treat any payment of Damages pursuant to this Section 7.2 as a purchase price adjustment with respect to both the redemption of the Company's stock held by Maxtor and the purchase of the Company's stock by the Indemnitees. However, to the extent any such payment is properly characterized by Maxtor as a deduction on its income tax returns and by the Indemnitees as taxable income on their income tax returns, and the payment does not represent reimbursement of expenses of the Indemnitees which are or were deductions on their income tax returns, the amount of such payment shall be increased by the deemed increase in income tax liability of the Indemnitees. In computing the deemed increase in income tax liability, it shall be assumed that the Indemnitees are subject to federal, state and local income tax at the highest marginal statutory rates (with respect to the income tax return on which such income is reported, and taking into account the deductibility of state and local taxes for federal income tax purposes).

            (g) Maxtor agrees to indemnify, compensate and reimburse each of the Indemnitees for any Damages exceeding $50,000HK that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are connected with the HK Government Claim referred to in Part 3.17 of the Disclosure Schedule to the Redemption Agreement. Maxtor shall further defend, indemnify and hold harmless each of the Indemnitees from any and all Damages arising out of or in connection with any and all claims for any and all personal injuries sustained as a result of the Cleaning Matter referred to in part 3.17 Disclosure Schedule. Maxtor's indemnification obligations under this Section 7.2(g) are exclusive of and not subject to the $500,000 threshold for indemnification set forth in
Section 7.2(b) above.

      7.3 Exclusivity. The indemnification remedies and other remedies provided in this Section 7 shall be the sole and exclusive right and remedy exercisable by the Indemnitees or their permitted assigns with respect to the matters described in Section 7.2(a) and the indemnification remedies and other remedies set forth in Section 11.2 of the Redemption Agreement shall be the sole and exclusive right and remedy exercisable by the Indemnitees or their permitted assigns with respect to the breach of representations and warranties set forth in Section 3.14 of the Redemption Agreement.

      7.4   Defense Of Third Party Claims.

            (a) In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against the Company, against any Indemnitee or against any other Person) with respect to which Maxtor may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 7 or Section 11.2 of the Redemption Agreement, the party hereto who becomes aware of such claim or Proceeding promptly shall notify the other party, and the parties shall cooperate in investigating the claim or Proceeding and determining the appropriate response.

            (b) Maxtor shall have the right to compromise or defend, at its own expense and by its counsel, any such matter involving the asserted liability of the Indemnitee; provided, however, that:

                  (i) no compromise of any claim shall be made without the consent of the Indemnitee, unless such compromise results in the full and unconditional release of all claims against the Indemnitee by the party asserting such claim; and

                  (ii) if the Company or the Indemnitee reasonably determines that the matter is likely to involve (A) a compromise of any right by the Company or the Indemnitee or otherwise involve interests significant to the continuing operation of the Company and/or to the Indemnitee or (B) claims in excess of Maxtor's maximum liability under this Section 7 (taking into account all potential liabilities of Maxtor as a result of other claims made hereunder), then the counsel chosen by Maxtor shall be subject to the approval of the Company, which approval shall not be unreasonably withheld.

      The opportunity to compromise or defend, as herein provided, shall be a condition precedent to any liability of Maxtor under the provisions hereof. If Maxtor shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnitee of its intention to do so. The Indemnitee, at Maxtor's expense, shall cooperate with Maxtor and its Representatives in the defense against any such asserted liability and in any compromise thereof. Such cooperation shall include, but not be limited to, furnishing the Indemnitee with any books, records or information reasonably requested by Maxtor. After Maxtor has notified the Indemnitee of its intention to undertake to compromise or defend any such asserted liability, Maxtor shall not be liable for any additional legal expenses incurred by the Indemnitee (except as provided below) and the Indemnitee shall be indemnified by Maxtor for the amount of any judgment or settlement and for all Damages incurred by Maxtor in connection with the defense or settlement of such claim. In addition, Maxtor shall keep the Indemnitee informed of all material developments and events relating to such claim and in the event a settlement, adjustment or compromise involves any compromise of any right of the Company or the Indemnitee, then Maxtor shall not do so without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, and provided further that if in the reasonable judgment of any Indemnitee a conflict of interest may exist between Maxtor and any Indemnitees with respect to such claim, Maxtor shall be obligated to reimburse with respect to one additional counsel for each such Indemnitee for whom such a conflict exists. Each of the Company and the Indemnitee shall have the right to participate in the defense of such claim at its own expense, in which case Maxtor shall cooperate in providing information to and consulting with the Company and/or the Indemnitee about the claim. Unless and until Maxtor assumes the defense of any such claim, the Indemnitee may defend against or settle such claim in such manner and on such terms as it in good faith deems appropriate, provided that the Indemnitee shall keep Maxtor informed of all material developments and events relating to such claim, and in the event a settlement, adjustment or compromise involves any compromise of any right of Maxtor (other than pursuant hereto), then the Indemnitee shall not do so without the prior written consent of Maxtor, which shall not be unreasonably withheld. No compromise of any claims shall be made without Maxtor's consent, unless the compromise results in the full unconditional release of all claims by the party asserting such claim. If Maxtor elects not to assume the defense of a claim, Maxtor will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by Maxtor with respect to such claim, unless in the reasonable judgment of any Indemnitee a conflict of interest may exist among the respective Indemnitees with respect to such claim, in which case Maxtor shall be obligated to reimburse with respect to one additional counsel for each such Indemnitee with for whom such a conflict exists.

      7.5   Dispute Resolution.

            (a) Within the period of thirty (30) business days following receipt by any Claim Notice Maxtor shall have the right to deliver a notice (a "Dispute Notice") stating that Maxtor disputes the validity or the amount specified in such Claim Notice or any portion thereof (a "Disputed Amount") and providing in reasonable detail the reasons therefor. In case Maxtor delivers a Claim Notice with regard to any claim or claims by an Indemnitee made in any Claim Notice, the Indemnitee(s) will have thirty (30) business days to respond in a written statement to the objection of Maxtor. If after such thirty (30) business day period there remains a dispute as to any claims, Maxtor and the Indemnitee(s) will attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If Maxtor and the Indemnitee(s) should so agree, a memorandum setting forth such agreement will be prepared and signed by both parties and any agreed upon indemnification shall be paid promptly by Maxtor.

            (b) If no such agreement can be reached after good faith negotiation, either the Indemnitee(s) or Maxtor may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration will not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter will be settled by arbitration conducted by three arbitrators.

            (c) Within fifteen (15) business days after written notice demand arbitration by one party is sent, the Indemnitee(s) (acting as one party) and Maxtor will each select one arbitrator, and the two arbitrators so selected will select a third arbitrator. In the event either party fails to select an arbitrator within the fifteen (15) business days after written notice is sent, the arbitrator selected by the other party shall select the second arbitrator, and the two arbitrators shall select a third arbitrator. The decision of the arbitrators as to the matter submitted will be binding and conclusive upon the parties to this Agreement. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration will be held in San Jose, California under the commercial rules then in effect of the American Arbitration Association. In any arbitration hereunder, the Indemnitee(s) will be deemed to be the Non-Prevailing Party unless the arbitrators award the Indemnitee(s) more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, Maxtor will be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration will pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, incurred by the other party to the arbitration.

                                    SECTION 8

                                  MISCELLANEOUS

      8.1 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding among the parties with respect to the subject matter hereof and thereof.

      8.2 Amendment. This Agreement can be amended only by an instrument in writing signed by IMS Delaware, Maxtor and all Investors.

      8.3 Defaults. If any Investor fails to invest the full amount set forth opposite such Investor's name on Exhibit A hereto (a "Default"), then any other Investor may cure such Default.

      8.4 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and representatives; provided, however, that no Investor may assign any of its rights hereunder except to any creditor of the Company as collateral security for any creditor of the Company to an investment partnership under common control with such Investor, to an affiliate of such Investor, or to any member of such person's immediate family or any trust for the benefit of such individual or family member. Maxtor expressly consents to the assignment by the Company of this Agreement, the Manufacturing Services Agreement and related agreements as collateral security for the benefit of any creditor of the Company.

      8.5 Termination. This Agreement may be terminated by any party hereto by delivery of written notice to the other parties hereto to that effect if the Closing shall not have occurred by August 15, 1996, other than as a result of any failure on the part of the terminating party (or its affiliates) to comply with or perform its covenants and obligations under this Agreement. No party shall have liabilities of any nature to any other party hereto for failure to close the transactions contemplated hereby, unless such failure is attributable to the breach of a specific representation, warranty, covenant or obligation of such party set forth herein.

      8.6 Survival or Representations and Warranties. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery hereof and transfer of any Securities.

      8.7 Governing Law; Jurisdiction.

            (a) This Agreement shall be governed by and construed in accordance with and governed in all respects by the internal laws of the State of California (without giving effect to principles of conflicts of laws).

            (b) The parties hereby consent to the jurisdiction of the courts of the State of California and the federal courts of the Northern District of California for all disputes arising under this Agreement.

      8.8 Attorneys' Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

      8.9   Allocation of Expenses.

            (a) If the Closing occurs, the Company shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by, on behalf of or for the benefit of the Company, the Company's Management or the Investors in connection with the Transactional Agreements and the Transactions (including all fees, costs and expenses payable to the environmental consultant engaged in connection with the Transactions, Price Waterhouse LLP, Chemical Bank, Chemical Securities Asia Limited, Cravath, Swaine & Moore, Wilson Sonsini Goodrich & Rosati, P.C., Kirkland & Ellis, Johnson Stokes & Master, Chandler & Thong-Ek and Maples & Calder).

            (b) If the Closing does not occur (i) because of a decision by Maxtor not to consummate the Transactions or because of any other material breach of the Transactional Agreements by Maxtor or the Company, then Maxtor shall bear and pay only fees, costs and expenses in connection with the Transactional Agreements and the Transactions payable to Chemical Bank, Chemical Securities Asia Limited, Cravath, Swaine & Moore, Wilson Sonsini Goodrich & Rosati, P.C., any environmental consultant engaged in connection with the Transactions and Price Waterhouse LLP, provided that the fees of Price Waterhouse LLP payable by Maxtor pursuant to this Section 8.9(b) shall not exceed $100,000 and the fees, costs and expenses payable to Wilson Sonsini Goodrich & Rosati, P.C. payable pursuant to this Section 8.9(b) shall be only agreed upon reasonable fees, costs and expenses and shall not exceed $175,000, and the Investors shall pay fees, costs and expenses of foreign counsel acting on behalf of the Company and the Investors and the fees, costs and expenses of Kirkland & Ellis; (ii) because of a decision by the Investors not to consummate the Transactions not due to a material breach of the Transactional Agreements by Maxtor or the Company or because of any other material breach of the Transactional Agreements by the Investors, then the Investors shall bear and pay only fees, costs and expenses in connection with the Transactional Agreements and the Transactions payable to Chemical Bank, Chemical Securities Asia Limited, Cravath, Swaine & Moore, Wilson Sonsini Goodrich & Rosati, P.C., any environmental consultant engaged in connection with the Transactions (and the Investors exclusively shall be entitled to own and to use the work product of any such consultant) and Price Waterhouse LLP; or (iii) for any reason other than as set forth in (i) or (ii) above, the Investors shall bear and pay only fees, costs and expenses in connection with the Transactional Agreements and the Transactions payable to Chemical Bank, Chemical Securities Asia Limited, Cravath, Swaine & Moore, foreign counsel acting on behalf of the Company and the Investors and Price Waterhouse LLP, and Maxtor shall pay only fees, costs and expenses in connection with the Transactional Agreements and the Transactions payable to Wilson Sonsini Goodrich & Rosati, P.C., and any environmental consultant engaged in connection with the Transactions, provided that the fees, costs and expenses payable to

Wilson Sonsini Goodrich & Rosati, P.C. payable pursuant to this section shall only be agreed upon reasonable fees, costs and expenses and shall not exceed $175,000, and provided in all events that Maxtor shall pay the fees, costs and expenses of Gray Cary Ware & Freidenrich and foreign counsel acting on behalf of Maxtor.

      8.10 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

            if to Maxtor, to: Maxtor Corporation
                              2190 Miller Drive
                              Longmont, Colorado 80501
                              Telecopier: 303-678-3111
                              Attention:  Glenn H. Stevens, Esq.

            with a copy to:   Gray Cary Ware & Freidenrich
                              400 Hamilton Avenue
                              Palo Alto, California 94301
                              Telecopier: 415-327-3699
                              Attention:  Diane Holt Frankle, Esq.

      If to IMS Delaware, to: International Manufacturing Services, Inc.
                              211 River Oaks Parkway
                              San Jose, California 95134
                              Telecopier: 408-432-4337
                              Attention:  Robert G. Behlman

            with a copy to:   Wilson Sonsini Goodrich & Rosati
                              650 Page Mill Road
                              Palo Alto, California 94304-1050
                              Telecopier: 415- 493-6811
                              Attention:  Jeffrey D. Saper, Esq.

        If to Investors to:   Prudential Private Equity Investors III, L.P.
                              717 Fifth Avenue, 11th Floor
                              New York, New York  10022
                              Telecopier: 212-826-6798
                              Attention:  Mark Rossi
                                          John A. Downer

                              Oak Investment Partners
                              525 University Avenue, Suite 1300
                              Palo Alto, California  94301
                              Telecopier: 415-328-6345
                              Attention:  Fredric W. Harman
            with a copy to:   Kirkland & Ellis
                              Citicorp Center
                              153 East 53rd Street, 39th Floor
                              New York, New York 10022
                              Telecopier:  212-446-4900
                              Attention:  Frederick Tanne, Esq.

      8.11  Construction.

            (a) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall be applied in the construction or interpretation of this Agreement.

            (b) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

      8.12 Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

      8.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound by the terms hereof, have caused this Agreement to be executed, as of the date first above written by their officers or other representatives thereunto duly authorized.


                              INTERNATIONAL MANUFACTURING SERVICES, INC.
                              a Delaware corporation


                              By:
                                     -------------------------------------------
                                     Robert G. Behlman

                              Title: President


                              MAXTOR CORPORATION
                              a Delaware corporation


                              By:
                                     -------------------------------------------

                              Title:
                                     -------------------------------------------

                              INVESTORS

                              Oak Investment Partners VI, L.P.


                              By:
                                    --------------------------------------------
                                    Fredric W. Harman
                                    Managing Member of Oak Associates VI, LLC,
                                    The General Partner of Oak Investment
                                    Partners VI, Limited Partnership


                              Oak VI Affiliates Fund, L.P.


                              By:
                                    --------------------------------------------
                                    Fredric W. Harman
                                    Managing Member of Oak VI Affiliates, LLC
                                    The General Partner of Oak VI Affiliates
                                    Fund, Limited Partnership

                              Prudential Private Equity Investors III, L.P.

                              By:   Prudential Equity Investors, Inc.
                                    General Partner


                              By:
                                    --------------------------------------------
                                    Name:
                                    Title:

                                    EXHIBIT A

                         LIST OF INVESTORS AND MANAGERS


                                                      AGGREGATE        PRINCIPAL
                                   AGGREGATE          NUMBER OF         PURCHASE          AMOUNT
                 NUMBER OF         PURCHASE           SHARES OF         PRICE FOR           OF
                 SHARES OF         PRICE FOR          SERIES A           SERIES A       SUBORDINATED       TOTAL
                   COMMON           COMMON            PREFERRED         PREFERRED          NOTES         PURCHASE
                   STOCK             STOCK              STOCK              STOCK         PURCHASED         PRICE
                -----------       -----------        -----------       -----------      -----------     -----------
*Prudential ...   1,130,000       $1.1061945           2,000,000           $2.50       $ 6,250,000     $12,500,000
*Oak ..........   1,130,000        1.1061945           2,000,000            2.50         6,250,000      12,500,000

________.......

________.......

                  ---------       ----------           ---------       -----------     -----------     -----------
Total             2,260,000       $2,500,000           4,000,000       $10,000,000     $12,500,000     $25,000,000
                  =========       ==========           =========       ===========     ===========     -----------

*These Investors reserve the right to reallocate or assign their respective shares of the Common Stock, Series A Preferred Stock and the Subordinated Notes prior to Closing.

-------------------
(1)
     --------------------
     --------------------
     --------------------

(2)
     --------------------
     --------------------
     --------------------

                                    EXHIBIT B

                      RESTATED CERTIFICATE OF INCORPORATION

                                    EXHIBIT C

                           TERMS OF SUBORDINATED NOTES

                                    EXHIBIT D

                             STOCKHOLDERS' AGREEMENT

                                    EXHIBIT E

                                 1996 STOCK PLAN

                                       AND

                            FORM OF OPTION AGREEMENT

                                    EXHIBIT F

                      LEGAL OPINION OF IMS DELAWARE COUNSEL

                                    EXHIBIT G

                     FORM OF RESTATED BYLAWS OF IMS DELAWARE

================================================================================

                           RECAPITALIZATION AGREEMENT

                   INTERNATIONAL MANUFACTURING SERVICES, INC.,
                             A DELAWARE CORPORATION


                          ----------------------------
                            DATED AS OF MAY 16, 1996
                          ----------------------------

================================================================================

                                TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
SECTION 1 - PURCHASE, SALE AND TERMS OF STOCK AND NOTES.........................2

      1.1   The Stock...........................................................2
      1.2   The Notes...........................................................2
      1.3   The Securities......................................................2
      1.4   The Closing of the Purchase and Sale of Stock and Notes.............2
      1.5   Legends.............................................................3

SECTION 2 - REPRESENTATIONS AND WARRANTIES OF IMS DELAWARE......................3

      2.1   Corporate Status....................................................3
      2.2   Corporate Authorization.............................................3
      2.3   Securities..........................................................3
      2.4   Option Plans........................................................4
      2.5   Authority Regarding and Binding Nature of Transactional Agreements..4
      2.6   Redemption Agreement Representations and Warranties.................4

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.....................5

      3.1   Authorization.......................................................5
      3.2   Restricted Securities...............................................5
      3.3   Access to Information...............................................5
      3.4   Control of Securities...............................................5

SECTION 4 - COVENANTS...........................................................6

      4.1   Access And Investigation............................................6
      4.2   Operation of Business...............................................6
      4.3   Filings And Consents................................................8
      4.4   Notification; Updates To Disclosure Schedule........................8
      4.5   No Negotiation......................................................9
      4.6   Confidentiality....................................................10
      4.7   Reasonable Commercial Efforts......................................10
      4.8   Redemption Agreement...............................................10
      4.9   Audited March 30 Financial Statements..............................10
      4.10  Reimbursement of Maxtor Advances...................................11
      4.11  Environmental Condition............................................11
      4.12  Restricted Actions.................................................12
      4.13  Required Actions...................................................13

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                             PAGE
                                                                             ----
SECTION 5  CONDITIONS TO CLOSING OF INVESTORS..................................14

      5.1   Representations and Warranties Correct.............................14
      5.2   Covenants..........................................................14
      5.3   Compliance Certificate.............................................14
      5.4   Secretary's Certificate............................................14
      5.5   Good Standing Certificates.........................................14
      5.6   Stockholders Agreement.............................................15
      5.7   HEA Side Letter....................................................15
      5.8   Senior Debt........................................................15
      5.9   Redemption Agreement...............................................15
      5.10  HSR Act............................................................15
      5.11  Permit to Issue Subordinated Notes.................................15
      5.12  Blue Sky...........................................................15
      5.13  Governmental Authorizations, etc...................................15
      5.14  Audited Financial Statements.......................................15
      5.15  No Material Adverse Change.........................................15
      5.16  No Illegality......................................................16
      5.17  Opinion of Company Counsel.........................................16
      5.18  Opinions Delivered Pursuant to Redemption Agreement................16
      5.19  Board of Directors.................................................16
      5.20  Other Agreements...................................................16
      5.21  Accounting Treatment...............................................16
      5.22  Termination of Existing Options, Warrants and Other Rights.........16
      5.23  Restated Certificate of Incorporation..............................16
      5.24  Restated Bylaws....................................................17
      5.25  Transition to Consignment Relationship with Maxtor.................17
      5.26  Environmental Matters..............................................17
      5.27  Compensation of Employees..........................................17
      5.28  Indemnification Agreements.........................................17
      5.29  Reorganization Complete; Officers' Certificate.....................17

SECTION 6 - CONDITIONS TO CLOSING OF COMPANY...................................17

      6.1   Representations....................................................17
      6.2   Covenants..........................................................17
      6.3   Permit to Issue Subordinated Notes.................................17
      6.4   HSR Act............................................................18
      6.5   Blue Sky...........................................................18

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                             PAGE
                                                                             ----
      6.6   Governmental Authorizations, etc...................................18
      6.7   Redemption Conditions..............................................18

SECTION 7 - INDEMNIFICATION, ETC...............................................18

      7.1   Survival Of Representations And Covenants..........................18
      7.2   Indemnification By Maxtor..........................................19
      7.3   Exclusivity........................................................21
      7.4   Defense Of Third Party Claims......................................22
      7.5   Dispute Resolution.................................................23

SECTION 8 - MISCELLANEOUS......................................................24

      8.1   Entire Agreement...................................................24
      8.2   Amendment..........................................................24
      8.3   Defaults...........................................................24
      8.4   Successors and Assigns.............................................24
      8.5   Termination........................................................24
      8.6   Survival or Representations and Warranties.........................24
      8.7   Governing Law; Jurisdiction........................................24
      8.8   Attorneys' Fees....................................................25
      8.9   Allocation of Expenses.............................................25
      8.10  Notices............................................................26
      8.11  Construction.......................................................27
      8.12  Incorporation of Exhibits..........................................27
      8.13  Counterparts.......................................................27

EXHIBIT A  LIST OF INVESTORS AND MANAGERS

EXHIBIT B  RESTATED CERTIFICATE OF INCORPORATION

EXHIBIT C  TERMS OF SUBORDINATED NOTES

EXHIBIT D  STOCKHOLDERS' AGREEMENT

EXHIBIT E  1996 STOCK PLAN AND FORM OF OPTION AGREEMENT

EXHIBIT F  LEGAL OPINION OF IMS DELAWARE COUNSEL

EXHIBIT G  FORM OF RESTATED BYLAWS OF IMS DELAWARE